of (i) all liabilities and indebtedness on such balance sheet and (ii) all intangible assets such as goodwill, patents, trademarks, franchises, licenses and other like intangibles.

               "Tax" shall be construed so as to include, by reference to any applicable jurisdiction, any present or future tax, levy, impost, deduction, duty or other charge or withholding of a similar nature imposed by a Governmental Instrumentality (including, without limitation, any interest or penalty payable in connection with any failure to pay or any delay in paying any of the same) and "taxation" shall be interpreted accordingly.

               "Termination Event" means (i) a "reportable event," as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for thirty (30) day notice to the PBGC), or an event described in Section 4068 of ERISA, or (ii) the withdrawal of APL, the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by APL, the Guarantor or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (iii) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041A of ERISA, or (iv) the institution of proceedings to terminate a Plan by the PBGC under
Section 4042 of ERISA, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

               "Total Contract Price" means, in respect of the HDW Vessels and the Daewoo Vessels, respectively, either (1) the aggregate of the Contract
Prices of all three (3) HDW Vessels or         *           ,
which shall have a USD equivalent of                    *
(whichever is the lesser) or (2) the aggregate of the Contract Prices of all
three (3) Daewoo Vessels or                     *
(whichever is the lesser).

               "Transferee" shall mean APL Newbuildings, Ltd.

               "USD Equivalent" shall mean the Dollar amount calculated under the USD Exchange Rate.

               "USD Exchange Rate" shall mean 1 Dollar per *    Deutsche Mark,
which is based on average rates of exchange for such currencies obtained by the Borrower under forward exchange contracts submitted to Haight, Gardner, Poor & Havens by letter of the Guarantor dated August 20, 1993.

               "Value Test" shall have the meaning set forth in Section 5.03(c).

              "Vessel Indebtedness" means, in respect of each Vessel, all sums owing, actually or contingently, by the Borrower to the relevant Lender(s) in respect of that Subportion which relates to that Vessel

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